EXHIBIT 16.1

[KPMG LLP LETTERHEAD]

March 4, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PGT Innovations, Inc. and, under the date of March 2, 2021, we reported on the consolidated financial statements of PGT Innovations, Inc. as of and for the years ended January 2, 2021 and December 28, 2019, and the effectiveness of internal control over financial reporting as of January 2, 2021. On November 16, 2020, we were notified that PGT Innovations, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending January 1, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of PGT Innovations, Inc.'s consolidated financial statements as of and for the year ended January 2, 2021, and the effectiveness of internal control over financial reporting as of January 2, 2021, and the issuance of our reports thereon. On March 2, 2021, we completed our audit and the auditor-client relationship ceased. We have read PGT Innovations, Inc.'s statements included under Item 4.01(a) of its Form 8-K dated March 4, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with PGT Innovations, Inc.'s statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ KPMG LLP